Exhibit 99
OTIS REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Otis delivers solid fourth quarter and full year results; announces 2025 outlook with sustained earnings growth driven by continued Service momentum

Fourth quarter 2024

•Net sales up 1.5% and organic sales up 1.9%, driven by Service sales up 7.6% and Service organic sales up 7.8%
•GAAP EPS up 6.3% and adjusted EPS up 6.9% with continued margin expansion
•Maintenance portfolio units increased 4.2%
•Modernization orders up 18%; backlog up 10%, 13% at constant currency
•GAAP cash flow from operations of $690 million; adjusted free cash flow of $682 million; share repurchases of $200 million

Full year 2024

•Net sales up 0.4% and organic sales up 1.4%, driven by Service sales up 5.9% and Service organic sales up 6.8%
•GAAP EPS up 20.1% and adjusted EPS up 8.2%
•GAAP cash flow from operations of $1.6 billion, adjusted free cash flow of $1.6 billion; share repurchases of $1.0 billion

Outlook for full year 2025*: Organic sales up 2 to 4%, adjusted earnings per share of $4.00 to $4.10 and adjusted free cash flow of approximately $1.6 billion

FARMINGTON, Conn., January 29, 2025 – Otis Worldwide Corporation (NYSE:OTIS) reported full year net sales of $14.3 billion with 1.4% organic growth. GAAP earnings per share (EPS) increased 20.1% to $4.07 and adjusted EPS increased 8.2% to $3.83.

"Otis finished 2024 with solid fourth quarter results including high single digit adjusted EPS growth, our highest cash flow since spin, and modernization orders up 18%," said Chair, CEO & President Judy Marks. "For the full year, we delivered organic sales growth and strong adjusted margin expansion for the fourth consecutive year. Our industry-leading maintenance portfolio grew 4.2% to approximately 2.4 million units, and our modernization backlog grew low teens. The quarter and the year show that our strategic New Equipment, Service and modernization flywheel is working with more growth in the higher margin elements of the business. As in 2023 and 2024, we enter 2025 with continued strong momentum.”

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

Key Figures

($ millions, except per share amounts)	Quarter Ended December 31,				Year Ended December 31,
	2024	2023	Y/Y	Y/Y (CFX)	2024	2023	Y/Y	Y/Y (CFX)
Net sales	$3,675	$3,620	1.5%	2.3%	$14,261	$14,209	0.4%	1.6%
Organic sales growth				1.9%				1.4%

GAAP
Operating profit	$531	$522	$9		$2,008	$2,186	$(178)
Operating profit margin	14.4%	14.4%	0 bps		14.1%	15.4%	(130) bps
Net income	$337	$323	4.3%		$1,645	$1,406	17.0%
Earnings per share	$0.84	$0.79	6.3%		$4.07	$3.39	20.1%

Adjusted non-GAAP comparison
Operating profit	$583	$566	$17	$22	$2,356	$2,269	$87	$118
Operating profit margin	15.9%	15.6%	30 bps		16.5%	16.0%	50 bps
Net income	$374	$356	5.1%		$1,548	$1,469	5.4%
Earnings per share	$0.93	$0.87	6.9%		$3.83	$3.54	8.2%

Fourth quarter net sales of $3.7 billion increased 1.5% versus the prior year, driven by Service.

Fourth quarter GAAP operating profit of $531 million increased $9 million and adjusted operating profit of $583 million increased $17 million at actual currency and $22 million at constant currency, driven by Service. GAAP operating profit margin was flat versus the prior year and adjusted operating profit margin expanded 30 basis points to 15.9%, driven by favorable Service segment performance and mix.

GAAP EPS of $0.84 increased 6.3% compared to the prior year and adjusted EPS increased 6.9% to $0.93 due to solid operational performance and a lower share count.

Full year net sales of $14.3 billion increased 0.4%, with a 1.4% increase in organic sales, driven by Service. GAAP operating profit of $2.0 billion decreased $178 million driven primarily by separation-related adjustments based on non-recurring tax items. Adjusted operating profit of $2.4 billion increased $87 million at actual currency and $118 million at constant currency, driven by Service. GAAP operating profit margin contracted 130 basis points to 14.1%, and adjusted operating profit margin expanded 50 basis points to 16.5%, driven by favorable Service segment performance and mix. GAAP EPS of $4.07 increased 20.1% compared to the prior year primarily driven by non-recurring tax benefit and related interest income, and adjusted EPS increased 8.2% to $3.83 due to solid operating profit growth, a reduction in the effective tax rate, a lower share count, and lower noncontrolling interest.

New Equipment

	Quarter Ended December 31,				Year Ended December 31,
($ millions)	2024	2023	Y/Y	Y/Y (CFX)	2024	2023	Y/Y	Y/Y (CFX)
Net sales	$1,357	$1,466	(7.4)%	(6.7)%	$5,367	$5,812	(7.7)%	(6.3)%
Organic sales				(6.8)%				(6.4)%
Segment operating profit	$64	$89	$(25)	$(24)	$329	$381	$(52)	$(44)
Segment operating profit margin	4.7%	6.1%	(140) bps		6.1%	6.6%	(50) bps

In the fourth quarter, net sales of $1.4 billion decreased 7.4% versus the prior year, with mid-single digit organic sales growth in the Americas, EMEA, and Asia Pacific more than offset by a greater than 20% decline in China.

Segment operating profit of $64 million decreased $25 million at actual currency and $24 million at constant currency from the impacts of lower volume and unfavorable mix, partially offset by price, productivity including the benefits from UpLift, and commodity tailwinds. Segment operating profit margin contracted 140 basis points to 4.7%.

New Equipment orders were down 4% at constant currency with greater than 20% growth in Asia Pacific and mid-teens growth in the Americas more than offset by high single digit decline in EMEA and a greater than 20% decline in China. Full year New Equipment orders were down 8% with low teens growth in Asia Pacific and mid-single digit growth in EMEA more than offset by mid-single digit decline in the Americas and a greater than 20% decline in China. New Equipment backlog decreased 7% at actual currency and 4% at constant currency.

Full year net sales of $5.4 billion decreased 7.7% versus the prior year, with mid-single digit organic sales growth in the Americas and Asia Pacific, and low single digit organic sales growth in EMEA more than offset by a greater than 20% decline in China. Segment operating profit of $329 million decreased $52 million at actual currency and $44 million at constant currency from the impacts of lower volume and unfavorable mix, partially offset by price, productivity including the benefits from UpLift, and commodity tailwinds. Segment operating profit margin contracted 50 basis points to 6.1%.

Service

	Quarter Ended December 31,				Year Ended December 31,
($ millions)	2024	2023	Y/Y	Y/Y (CFX)	2024	2023	Y/Y	Y/Y (CFX)
Net sales	$2,318	$2,154	7.6%	8.3%	$8,894	$8,397	5.9%	7.1%
Organic sales				7.8%				6.8%
Segment operating profit	$569	$518	$51	$54	$2,185	$2,014	$171	$192
Segment operating profit margin	24.5%	24.0%	50 bps		24.6%	24.0%	60 bps

In the fourth quarter, net sales of $2.3 billion increased 7.6% versus the prior year, with a 7.8% increase in organic sales. Organic maintenance and repair sales increased 5.6% and organic modernization sales increased 17.5%.

Segment operating profit of $569 million increased $51 million at actual currency and $54 million at constant currency due to higher volume, favorable pricing, and productivity including the benefits from UpLift, partially offset by annual wage inflation. Segment operating profit margin of 24.5% expanded 50 basis points.

Full year net sales of $8.9 billion increased 5.9% versus the prior year, with a 6.8% increase in organic sales. Organic maintenance and repair sales increased 5.7% and organic modernization sales increased 11.7%. Segment operating profit of $2.2 billion increased $171 million at actual currency and $192 million at constant currency due to higher volume, favorable pricing, and productivity including the benefits from UpLift, partially offset by annual wage inflation. Segment operating profit margin expanded 60 basis points to 24.6%.

Cash flow

	Quarter Ended December 31,			Year Ended December 31,
($ millions)	2024	2023	Y/Y	2024	2023	Y/Y
Cash flow from operations	$690	$597	$93	$1,563	$1,627	$(64)
Free cash flow	$651	$555	$96	$1,437	$1,489	$(52)
Adjusted free cash flow	$682	$573	$109	$1,571	$1,534	$37

Fourth quarter cash flow changes were driven by an increase in net income and the benefit from working capital reduction.

Full year cash flow changes were driven by an increase in net income, offset by changes in working capital. Working capital includes the benefit of accounts receivable net of accounts payable.

2025 Outlook*
Otis is announcing its full year outlook:
•Net sales of $14.1 to $14.4 billion, down 1 to up 1%
•Organic sales up 2 to 4%
◦Organic New Equipment sales down 1 to 4%
◦Organic Service sales up 6 to 7%
•Adjusted operating profit of $2.4 to $2.5 billion, up $120 to $150 million at constant currency; up $55 to $105 million at actual currency
•Adjusted EPS of $4.00 to $4.10, up 4 to 7%; adjusted effective tax rate of approximately 24.8%
•Adjusted free cash flow of approximately $1.6 billion

Otis continues its strong execution on UpLift program and is increasing expected run-rate savings to $200 million by the second half of 2025. Otis also launches China transformation program to adjust our operating model to adapt to changing market conditions, with expected run-rate savings of $30 million by year-end 2025.

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2.4 billion people a day and maintain approximately 2.4 million customer units worldwide, the industry's largest maintenance portfolio. Headquartered in Connecticut, USA, Otis is 72,000 people strong, including 44,000 field professionals, all committed to manufacturing, installing and maintaining products to meet the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, and Facebook @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Organic sales	Represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature ("other significant items"). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Adjusted selling, general and administrative (“SG&A”) expense	Represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted operating profit	Represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted net interest expense
Represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction and other significant items.

Adjusted noncontrolling interest in earnings	Represents noncontrolling interest in earnings (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.

Adjusted net income	Represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted earnings per share (“EPS”)
Represents diluted earnings per share attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items, including related tax effects.

Adjusted effective tax rate	Represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.
Constant currency	GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Free cash flow
Represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Adjusted free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures, adjusted to exclude certain items management believes affect the comparability of operating results. Management believes adjusted free cash flow is a useful measure of liquidity that provides investors additional information regarding the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Management believes that organic sales, adjusted SG&A, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted effective tax rate, adjusted EPS, free cash flow and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “medium-term,” “near-term,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, restructuring or transformation actions (including UpLift and related reorganization and outsourcing activities), credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions, or statements that relate to climate change and our intent to achieve certain environmental, social and governance targets or goals, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate and any changes therein, including financial market conditions, fluctuations in commodity prices and other inflationary pressures, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues, natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S., including in connection with the new administration's policies and priorities, or otherwise, and other countries in which Otis and its businesses operate, including the effects of the ongoing conflict between Russia and Ukraine, the conflicts in the Middle East, and tensions between the U.S. and China, on general market conditions, commodity costs, global trade policies and related sanctions, export controls and tariffs, and currency exchange rates in the near term and beyond; (3) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (4) future levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability or costs thereof, including credit market conditions and Otis’ capital structure; (6) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) fluctuations in prices and delays and disruption in delivery of materials and services from suppliers, whether as a result of changes in general economic conditions, geopolitical conflicts or otherwise; (8) cost reduction or containment actions, restructuring or transformation costs and related savings and other consequences thereof, including with respect to UpLift and related impacts of reorganization and outsourcing activities and change management; (9) new business and investment opportunities; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes, labor actions, including strikes or work stoppages, and labor inflation in the markets in which Otis and its businesses operate globally; (13) the effect of changes in tax, environmental, regulatory (including among other things import/export, tariffs, climate change or other ESG related legal and regulatory changes) and other laws and regulations in the U.S., including in connection with the new administration's policies and priorities, and other countries in which Otis and its businesses operate; (14) the ability of Otis to retain and hire key personnel; (15) the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the determination by the Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions in connection with the separation (the “Separation”) of Otis and Carrier Global Corporation ("Carrier") from United Technologies Corporation (now known as RTX Corporation (“RTX”); and (17) our obligations and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(amounts in millions, except per share amounts)	2024	2023	2024	2023
Net Sales	$3,675	$3,620	$14,261	$14,209
Costs and Expenses:
Cost of products and services sold	2,603	2,552	10,004	10,016
Research and development	37	37	152	144
Selling, general and administrative	495	498	1,861	1,884
Total Costs and Expenses	3,135	3,087	12,017	12,044
Other income (expense), net	(9)	(11)	(236)	21
Operating profit	531	522	2,008	2,186
Non-service pension cost (benefit)	—	4	—	5
Interest expense (income), net	48	41	(31)	150
Net income before income taxes	483	477	2,039	2,031
Income tax expense	130	133	305	533
Net income	353	344	1,734	1,498
Less: Noncontrolling interest in subsidiaries' earnings	16	21	89	92
Net income attributable to Otis Worldwide Corporation	$337	$323	$1,645	$1,406

Earnings Per Share of Common Stock:
Basic	$0.85	$0.79	$4.10	$3.42
Diluted	$0.84	$0.79	$4.07	$3.39
Weighted Average Number of Shares Outstanding:
Basic shares	398.7	408.0	401.7	411.4
Diluted Shares	401.3	410.9	404.4	414.6

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2024	2023	2024	2023
Net Sales
New Equipment	$1,357	$1,466	$5,367	$5,812
Service	2,318	2,154	8,894	8,397
Total Net Sales	$3,675	$3,620	$14,261	$14,209

Operating Profit
New Equipment	$64	$89	$329	$381
Service	569	518	2,185	2,014
Total segment operating profit	633	607	2,514	2,395
Corporate and Unallocated	(102)	(85)	(506)	(209)
Total Otis GAAP Operating Profit	531	522	2,008	2,186
UpLift restructuring	20	25	31	25
Other restructuring	11	6	40	42
UpLift transformation costs	20	12	65	16
Separation-related adjustments [1]	—	—	177	—
Litigation and settlement costs [2]	—	—	18	—
Held for sale impairment	—	—	18	—
Other, net	1	1	(1)	—
Total Otis Adjusted Operating Profit	$583	$566	$2,356	$2,269
Reported Total Operating Profit Margin	14.4%	14.4%	14.1%	15.4%
Adjusted Total Operating Profit Margin	15.9%	15.6%	16.5%	16.0%

1 Separation-related adjustments in the year ended ended December 31, 2024 represent amounts due to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement, including those amounts related to a favorable ruling received in August 2024 regarding a tax litigation in Germany.

2 Litigation-related settlement costs in the year ended December 31, 2024 represent the aggregate amount of settlement costs and increase in loss contingency accruals, excluding legal costs, for certain legal matters that are outside of the ordinary course of business due to the size, complexity and unique facts of these matters.

Otis discloses segment operating profit as its measure of segment performance, reconciled to total Otis operating profit. Segment operating profit exclude certain expenses and income that are not allocated to segments (as described above as "Corporate and Unallocated").

Effective in the first quarter of 2024, the measure of segment performance used by Otis' Chief Operating Decision Maker ("CODM") changed and, as a result, Otis' disclosed measure of segment performance (segment operating profit) was updated. The change to segment operating profit aligns with the update to how the CODM assesses performance and allocates resources for the Company's segments, and therefore is our measure of segment profitability.

As a result of the change, restructuring costs and other items not allocated to the operating segments are presented as part of Corporate and Unallocated. The financial information presented herein reflects the impact of the measure of segment performance change for all periods presented.

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2024	2023	2024	2023
Adjusted Operating Profit	$583	$566	$2,356	$2,269
Non-service pension cost (benefit)	—	4	—	5
Adjusted net interest expense [1,2]	48	41	191	150
Adjusted income from operations before income taxes	535	521	2,165	2,114
Income tax expense (benefit)	130	133	305	533
Tax impact on restructuring and non-recurring items	14	11	38	20
Non-recurring tax items [1,2]	(1)	—	194	—
Adjusted net income from operations	392	377	1,628	1,561
Adjusted noncontrolling interest [1,3]	18	21	80	92
Adjusted net income attributable to common shareholders	$374	$356	$1,548	$1,469

GAAP income attributable to common shareholders	$337	$323	$1,645	$1,406
UpLift restructuring	20	25	31	25
Other restructuring	11	6	40	42
UpLift transformation costs	20	12	65	16
Separation-related adjustments	—	—	177	—
Litigation-related settlement costs	—	—	18	—
Held for sale impairment	—	—	18	—
Interest income related to non-recurring tax items [1,2]	(1)	—	(211)	—
Tax effects of restructuring, non-recurring items and other adjustments	(14)	(11)	(38)	(20)
Non-recurring tax items [1,2]	1	—	(194)	—
Other, net [3]	—	1	(3)	—
Adjusted net income attributable to common shareholders	$374	$356	$1,548	$1,469

Diluted Earnings Per Share	$0.84	$0.79	$4.07	$3.39
Impact to diluted earnings per share	0.09	0.08	(0.24)	0.15
Adjusted Diluted Earnings Per Share	$0.93	$0.87	$3.83	$3.54

Effective Tax Rate	26.9%	27.9%	15.0%	26.2%
Impact of adjustments on effective tax rate	(0.2)%	(0.3)%	9.8%	(0.1)%
Adjusted Effective Tax Rate	26.7%	27.6%	24.8%	26.1%

1 Certain tax reserves were adjusted in 2024. As a result, Net interest expense and Noncontrolling interest are reflected as adjusted without $21 million of interest income and $11 million of the noncontrolling interest share of the reserves adjustments for the year ended December 31, 2024.

2 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. As a result, income tax benefits and related interest income were recorded in the third and fourth quarter of 2024. Net interest expense is reflected as adjusted without $1 million and $201 million of interest income for the quarter and year ended December 31, 2024, respectively.

3 Noncontrolling interest is reflected as adjusted without $2 million of the noncontrolling interest share of Other restructuring for the quarter and year ended December 31, 2024.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended December 31, 2024 Compared with Quarter Ended December 31, 2023

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	(6.8)%	(0.7)%	0.1%	(7.4)%
Service	7.8%	(0.7)%	0.5%	7.6%
Maintenance and Repair	5.6%	(0.7)%	0.6%	5.5%
Modernization	17.5%	(1.0)%	0.3%	16.8%
Total Net Sales	1.9%	(0.8)%	0.4%	1.5%

Year Ended December 31, 2024 Compared with Year Ended December 31, 2023

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	(6.4)%	(1.4)%	0.1%	(7.7)%
Service	6.8%	(1.2)%	0.3%	5.9%
Maintenance and Repair	5.7%	(1.1)%	0.3%	4.9%
Modernization	11.7%	(1.5)%	0.1%	10.3%
Total Net Sales	1.4%	(1.2)%	0.2%	0.4%

Components of New Equipment Backlog

December 31, 2024
Y/Y Growth %
New Equipment Backlog increase at actual currency	(7)%
Foreign exchange impact to New Equipment Backlog	3%
New Equipment Backlog increase at constant currency	(4)%

Components of Modernization Backlog

December 31, 2024
Y/Y Growth %
Modernization Backlog increase at actual currency	10%
Foreign exchange impact to Modernization Backlog	3%
Modernization Backlog increase at constant currency	13%

Otis Worldwide Corporation
Reconciliation of Segment and Total Adjusted Operating Profit at Constant Currency

Quarter Ended December 31, 2024 Compared with Quarter Ended December 31, 2023

(dollars in millions)	2024	2023	Y/Y

New Equipment
Segment Operating Profit	$64	$89	$(25)
Impact of foreign exchange	1	—	1
Segment Operating Profit at constant currency	$65	$89	$(24)

Service
Segment Operating Profit	$569	$518	$51
Impact of foreign exchange	3	—	3
Segment Operating Profit at constant currency	$572	$518	$54

Otis Consolidated
Adjusted Operating Profit	$583	$566	$17
Impact of foreign exchange	5	—	5
Adjusted Operating Profit at constant currency	$588	$566	$22

Year Ended December 31, 2024 Compared with Year Ended December 31, 2023

(dollars in millions)	2024	2023	Y/Y

New Equipment
Segment Operating Profit	$329	$381	$(52)
Impact of foreign exchange	8	—	8
Segment Operating Profit at constant currency	$337	$381	$(44)

Service
Segment Operating Profit	$2,185	$2,014	$171
Impact of foreign exchange	21	—	21
Segment Operating Profit at constant currency	$2,206	$2,014	$192

Otis Consolidated
Adjusted Operating Profit	$2,356	$2,269	$87
Impact of foreign exchange	31	—	31
Adjusted Operating Profit at constant currency	$2,387	$2,269	$118

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	December 31, 2024	December 31, 2023
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$2,300	$1,274
Accounts receivable, net	3,428	3,538
Contract assets	706	717
Inventories	557	612
Other current assets	679	259
Total Current Assets	7,670	6,400
Future income tax benefits	302	323
Fixed assets, net	701	727
Operating lease right-of-use assets	422	416
Intangible assets, net	311	335
Goodwill	1,548	1,588
Other assets	362	328
Total Assets	$11,316	$10,117

Liabilities and (Deficit) Equity
Short-term borrowings and current portion of long-term debt	$1,351	$32
Accounts payable	1,879	1,878
Accrued liabilities	1,921	1,873
Contract liabilities	2,598	2,696
Total Current Liabilities	7,749	6,479
Long-term debt	6,973	6,866
Future pension and postretirement benefit obligations	434	462
Operating lease liabilities	298	292
Future income tax obligations	207	245
Other long-term liabilities	383	493
Total Liabilities	16,044	14,837

Redeemable noncontrolling interest	57	135
Shareholders' Equity (Deficit):
Common Stock and additional paid-in-capital	265	213
Treasury Stock	(3,390)	(2,382)
Accumulated deficit	(978)	(2,005)
Accumulated other comprehensive income (loss)	(745)	(750)
Total Shareholders' Equity (Deficit)	(4,848)	(4,924)
Noncontrolling interest	63	69
Total Equity (Deficit)	(4,785)	(4,855)
Total Liabilities and Equity (Deficit)	$11,316	$10,117

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2024	2023	2024	2023
Operating Activities:
Net income from operations	$353	$344	$1,734	$1,498
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	48	48	181	193
Deferred income tax expense (benefit)	(5)	(27)	(31)	(61)
Stock compensation cost	21	15	73	64
Gain from reversal of German Tax Litigation interest accrual	—	—	(50)	—
Change in:
Accounts receivable, net	25	(25)	(68)	(239)
Contract assets and liabilities, current	(63)	(98)	(40)	(30)
Inventories	40	23	26	15
Other current assets	19	42	(354)	38
Accounts payable	172	187	57	152
Accrued liabilities	83	99	85	33
Pension contributions	(17)	(16)	(51)	(48)
Other operating activities, net	14	5	1	12
Net cash flows provided by (used in) operating activities	690	597	1,563	1,627
Investing Activities:
Capital expenditures	(39)	(42)	(126)	(138)
Acquisitions of businesses and intangible assets, net of cash	(17)	(9)	(87)	(36)
Proceeds from sale of (investments in) marketable securities, net	—	6	(9)	4
Other investing activities, net	102	(6)	58	(13)
Net cash flows provided by (used in) investing activities	46	(51)	(164)	(183)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(314)	(23)	11	(113)
Issuance of long-term debt	1,497	—	1,497	747
Payment of debt issuance costs	(11)	—	(11)	(6)
Repayment of long-term debt	—	(534)	—	(534)
Dividends paid on Common Stock	(156)	(139)	(606)	(539)
Repurchases of Common Stock	(207)	(225)	(1,007)	(800)
Dividends paid to noncontrolling interest	(13)	(9)	(94)	(85)
Acquisition of noncontrolling interest shares	—	—	(75)	—
Other financing activities, net	(3)	(2)	(24)	(20)
Net cash flows provided by (used in) financing activities	793	(932)	(309)	(1,350)
Summary of Activity:
Net cash provided by (used in) operating activities	690	597	1,563	1,627
Net cash provided by (used in) investing activities	46	(51)	(164)	(183)
Net cash provided by (used in) financing activities	793	(932)	(309)	(1,350)
Effect of foreign exchange rate changes on cash and cash equivalents	(40)	25	(49)	(9)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,489	(361)	1,041	85
Cash, cash equivalents and restricted cash, beginning of period	832	1,641	1,280	1,195
Cash, cash equivalents and restricted cash, end of period	2,321	1,280	2,321	1,280
Less: Restricted cash	21	6	21	6
Cash and cash equivalents, end of period	$2,300	$1,274	$2,300	$1,274

Otis Worldwide Corporation
Adjusted Free Cash Flow Reconciliation

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2024	2023	2024	2023
Net cash flows provided by operating activities (GAAP)	$690	$597	$1,563	$1,627
Capital expenditures	(39)	(42)	(126)	(138)
Free cash flow (Non-GAAP)	651	555	1,437	1,489
Adjustments for:
UpLift restructuring payments	12	12	32	12
UpLift transformation payments	20	6	54	8
Separation-related payments [1]	—	—	49	25
German tax litigation refund	(1)	—	(1)	—
Adjusted free cash flow (Non-GAAP)	$682	$573	$1,571	$1,534

1 In April of 2023 and 2024, respectively, we made payments to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement. These annual payments are anticipated to conclude in 2026.